Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
ROTTERDAM, The Netherlands, Feb. 18, 2011 —
LyondellBasell Reports Fourth-Quarter and Full Year 2010 Results
Strong Beginning for ‘New LyondellBasell’
Fourth-Quarter 2010 Highlights
•	Net income of $874 million; Diluted earnings per share of $1.54

•	Quarterly EBITDA of $762 million, excluding reversal of inventory charge

•	Repayment of $1.2 billion of debt

•	Impacted by seasonal factors and increased European raw material costs
Full-Year 2010 Highlights
•	EBITDA(R) of $4 billion, excluding non-cash inventory charge, an increase of 80 percent from 2009

•	Led by particularly strong results in U.S. olefins and polyolefins and global propylene oxide

•	Sales of $41 billion, up 33 percent from prior year

•	Ended Year with $6.1 billion liquidity; $4.2 billion cash
     LyondellBasell Industries (NYSE: LYB) today announced net income for the fourth quarter 2010 of $874 million, or $1.54 per share. Fourth-quarter 2010 EBITDA was $762 million, excluding a reversal of $323 million of non-cash Lower of Cost or Market (LCM) inventory charges(1). Sales in the fourth quarter were $10,610 million, an increase of 20 percent from the prior year period. For the full year 2010, EBITDA(R) was $4,035 million excluding a $42 million LCM charge.
     Comparisons with the prior quarter, fourth quarter 2009 and full year 2009 are available in the following table.
Table 1 — Earnings Summary (a)

	Three months ended
	Dec. 31,	Sept. 30,	Dec. 31,	Twelve months ended Dec. 31
Millions of U.S. dollars (except share data)	2010	2010	2009	2010(b)	2009
Sales and other operating revenues	$10,610	$10,302	$8,817	$41,151	$30,828
Net income (loss) (c)	874	467	(850)	10,192	(2,871)
Diluted earnings per share (U.S. dollars)	1.54	0.84	NA	NA	NA
Diluted share count (millions)	566	565	NA	NA	NA
EBITDA(R) (d)	1,085	1,198	526	3,993	2,236
EBITDA(R) excluding 2010 LCM inventory valuation adjustments	762	1,230	526	4,035	2,236

(a)	For all periods prior to May 1, 2010, EBITDAR is calculated using a current cost inventory basis. For periods on and after May 1, 2010, net income and EBITDA are calculated using the LIFO (Last-In, First-Out) method of inventory accounting.

(b)	Results for 2010 represent the combined predecessor (Jan. 1, 2010 — April 30, 2010) and successor (May 1, 2010 — Dec. 31, 2010) periods. The predecessor and successor periods are not necessarily comparable in all respects. See Table 8 and endnote (1) of this release.

(c)	Includes net income (loss) attributable to non-controlling interests. See Table 11.

(d)	See Table 9 for reconciliations of EBITDAR and EBITDA to net income. Excludes $64 million gain on sale of Flavors & Fragrances business.
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     During 2010, business conditions and results improved across the vast majority of our portfolio, most notably in the Olefins & Polyolefins and propylene oxide businesses. Improved worldwide demand and industry supply disruptions contributed to improved results.
     The fourth quarter was impacted by seasonally lower volumes and margins in the oxyfuels and polyolefins businesses, rising olefins feedstock costs in Europe, and one-time events.
     In addition, results reflect the following:
Table 2 — Charges (Benefits) Included in Net Income

	Three months ended
	Dec. 31,	Sept. 30,	Dec. 31,	Twelve months ended Dec. 31
Millions of U.S. dollars (except share data)	2010	2010	2009	2010	2009
Pretax charges (benefits):
Charge/(benefit) — Reorganization items	$2	$13	$961	$(26)	$2,961
Gain on discharge of liabilities subject to compromise	—	—	—	(13,617)	—
Change in net assets resulting from application of fresh-start accounting	—	—	—	5,656	—
LCM inventory valuation adjustments	(323)	32	—	42	—
Unplanned maintenance at the Houston refinery	—	—	—	14	—
Warrants — mark to market	55	76	—	114	—
Charge related to dispute over environmental indemnity	—	64	—	64	—
Impairments	28	—	30	28	245
Premiums and charges on early repayment of debt	27	—	—	27	—
Gain on sale of Flavors & Fragrances business	(64)	—	—	(64)	—
Provision for (benefit from) income tax related to these items	124	(13)	(347)	(659)	(1,122)
After-tax effect of net charges (credits)	(151)	172	644	(8,421)	2,084
Effect on diluted earnings per share	$0.27	$0.30	NA	NA	NA
     “2010 was a great beginning for the ‘New LyondellBasell’,” said LyondellBasell Chief Executive Officer Jim Gallogly. “The company enjoyed financial success while advancing the plans and processes that form the foundation for our future. We demonstrated the strength of our assets and business position and that the uncertainties of the past years are behind us. Although early in this phase of economic and industry recovery, the earnings and cash generation capabilities of the company are now quite evident,” Gallogly said.
     “Fourth quarter profits increased significantly year-on-year although they did not match very strong mid-year levels. Notable during the fourth quarter was the repayment of $1.2 billion of debt,” Gallogly said.
OUTLOOK
     Commenting on the near-term outlook, Gallogly said, “Looking to the first quarter, industry fundamentals are unchanged, positioning us well for a solid beginning to 2011. Chemical and polyolefin prices are adjusting to increased naphtha costs while our U.S. olefins operations continue to benefit from advantaged ethane economics. Our SEPC joint venture has paid an $82 million dividend, its first dividend.”
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     “Our Intermediates and Derivatives segment continues to perform well as higher propylene prices are passed through. In our Refining & Oxyfuels segment, a major turnaround is underway at our Houston refinery fluid catalytic cracker. This is a key step in our plans to improve refinery operations. The Maya 211 spread has averaged more than $20 per barrel this quarter, and oxyfuels spreads have rebounded from their typical winter lows,” added Gallogly.
LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT
     LyondellBasell operates in five business segments: 1) Olefins & Polyolefins — Americas; 2) Olefins & Polyolefins — Europe, Asia, International; 3) Intermediates & Derivatives; 4) Refining & Oxyfuels; and 5) Technology.
Olefins & Polyolefins — Americas (O&P-Americas) — The primary products of this segment include ethylene and its co-products (propylene, butadiene and benzene), polyethylene, polypropylene and Catalloy process resins.
Table 3 — O&P-Americas Financial Overview (a)

	Three months ended
	Dec. 31,	Sept. 30,	Dec. 31,	Twelve months ended Dec. 31
Millions of U.S. dollars	2010	2010	2009	2010(b)	2009
Operating income	$446	$448	$69	$1,363	$169
EBITDA(R)	505	492	244	1,685	743
EBITDA(R) excluding LCM charges	342	518	NA	1,719	NA

(a)	For all periods prior to May 1, 2010, operating income and EBITDAR are calculated on a current cost inventory basis. For periods on and after May 1, 2010, operating income and EBITDA are calculated using the LIFO method of inventory accounting. See Table 8.

(b)	Represents the combined predecessor (Jan. 1, 2010 — April 30, 2010) and successor (May 1, 2010 — Dec. 31, 2010) periods for 2010. The predecessor and successor periods are not necessarily comparable in all respects. See Table 8 and endnote (1) of this release.
     Three months ended Dec. 31, 2010 versus three months ended Sept. 30, 2010 — Excluding a non-cash LCM inventory charge of $26 million in the third quarter 2010 and a $163 million non-cash LCM reversal in the fourth quarter 2010, underlying EBITDA declined by $176 million versus the third quarter 2010. An average ethylene sales price increase of approximately 10 cents per pound was offset by an approximately 10 cent per pound increase in the company’s average cost-of-ethylene-production. Ethylene sales volume decreased by approximately 130 million pounds compared to the third quarter 2010 due to a seasonal slowdown in derivative demand. Polyethylene (PE) results declined by approximately $70 million versus third quarter 2010, primarily due to seasonal demand effects and higher ethylene costs which were only partially offset by higher PE prices. Polypropylene profits for the fourth quarter declined approximately $40 million reflecting seasonal trends and higher raw material costs. Total polyolefins sales volumes decreased approximately 200 million pounds, or 9 percent, versus the third quarter with polyethylene sales accounting for the majority of the decrease.
     Three months ended Dec. 31, 2010 versus three months ended Dec. 31, 2009 — Excluding a non-cash LCM inventory reversal in the fourth-quarter 2010 of $163 million, O&P — Americas results improved
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significantly versus the fourth quarter 2009 as the average ethylene sales price increased approximately 9 cents per pound while the company’s cost-of-ethylene production increased approximately 1 cent per pound. Segment polyethylene and polypropylene results were approximately equal to fourth-quarter 2009 results.
     Year ended Dec. 31, 2010 versus year ended Dec. 31, 2009 — Excluding a non-cash 2010 LCM inventory charge of $34 million, O&P — Americas results improved $976 million versus 2009. The Company’s average ethylene sales price increased approximately 14 cents per pound while the company’s cost of ethylene production increased approximately 2 cents per pound as improved market conditions and a lighter feedstock slate drove improved results. Segment polyolefin results were approximately equal in 2010 and 2009. Total polyolefins sales increased approximately 150 million pounds, or 2 percent, in 2010 versus 2009.
Olefins & Polyolefins — Europe, Asia, International (O&P-EAI) — The primary products of this segment include ethylene and its co-products (propylene and butadiene), polyethylene, polypropylene, global polypropylene compounds, Catalloy process resins and Polybutene-1 resins.
Table 4 — O&P-EAI Financial Overview (a)

	Three months ended
	Dec. 31,	Sept. 30,	Dec. 31,	Twelve months ended Dec. 31
Millions of U.S. dollars	2010	2010	2009	2010(b)	2009
Operating income (loss)	$66	$231	$(44)	$526	$2
EBITDA(R)	125	289	51	818	341
EBITDA(R) excluding LCM charges	115	294	NA	818	NA

(a)	For all periods prior to May 1, 2010, operating income and EBITDAR are calculated on a current cost inventory basis. For periods on and after May 1, 2010, operating income and EBITDA are calculated using the LIFO method of inventory accounting. See Table 8.

(b)	Represents the combined predecessor (Jan. 1, 2010 — April 30, 2010) and successor (May 1, 2010 — Dec. 31, 2010) periods for 2010. The predecessor and successor periods are not necessarily comparable in all respects. See Table 8 and endnote (1) of this release.
     Three months ended Dec. 31, 2010 versus three months ended Sept. 30, 2010 — Excluding a non-cash LCM inventory charge of $5 million in the third quarter 2010 and a $10 million non-cash LCM reversal in the fourth quarter 2010, EBITDA decreased by $179 million versus the third quarter 2010. Lower olefins margins, due to increased feedstock prices, drove results lower. A polyolefins sales decrease of approximately 100 million pounds, which resulted from seasonal declines and labor actions in France, also contributed to the lower fourth-quarter results. Dividends of $6 million were received from joint ventures during the fourth quarter 2010.
     Three months ended Dec. 31, 2010 versus three months ended Dec. 31, 2009 — Excluding a non-cash LCM inventory reversal of $10 million in the fourth quarter 2010, EBITDA increased $64 million versus the fourth quarter 2009. Improved polyolefins margins accounted for the majority of the improved performance. Volume growth in olefins, polypropylene and polypropylene compounding also contributed to the improvement.
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     Year ended Dec. 31, 2010 versus year ended Dec. 31, 2009 — EBITDA increased $477 million versus 2009. Improved olefins and polyolefins volumes and margins contributed to the improved performance. Ethylene production increased approximately 100 million pounds, or 3 percent, while polyethylene and polypropylene volumes increased a combined 1.1 billion pounds, or 10 percent.
Intermediates & Derivatives (I&D) — The primary products of this segment include propylene oxide (PO) and its co-products (styrene monomer, tertiary butyl alcohol, isobutylene and tertiary butyl hydroperoxide), and derivatives (propylene glycol, propylene glycol ethers and butanediol); acetyls, ethylene oxide and its derivatives, and flavors and fragrances chemicals (divested in December 2010).
Table 5 — I&D Financial Overview (a)

	Three months ended
	Dec. 31,	Sept. 30,	Dec. 31,	Twelve months ended Dec. 31
Millions of U.S. dollars	2010	2010	2009	2010(b)	2009
Operating income	$196	$207	$59	$669	$250
EBITDA(R)	228	243	134	851	535
EBITDA(R) excluding LCM charges	211	243	NA	859	NA

(a)	For all periods prior to May 1, 2010, operating income and EBITDAR are calculated on a current cost inventory basis. For periods on and after May 1, 2010, operating income and EBITDA are calculated using the LIFO method of inventory accounting. See Table 8. I&D results in Table 5 do not reflect the $64 million gain on the sale of the Flavors & Fragrances (F&F) business on December 22, 2010. The $64 million gain appears as “Income (loss) from discontinued operations, net of tax” on the income statement (Table 11).

(b)	Represents the combined predecessor (Jan. 1, 2010 — April 30, 2010) and successor (May 1, 2010 — Dec. 31, 2010) periods for 2010. The predecessor and successor periods are not necessarily comparable in all respects. See Table 8 and endnote (1) of this release.
     Three months ended Dec. 31, 2010 versus three months ended Sept. 30, 2010 — Excluding a non-cash LCM inventory reversal of $17 million in the fourth quarter 2010, EBITDA declined by $32 million versus the third quarter 2010. The majority of the decline occurred in PO and PO derivatives and was due to a seasonal decrease in demand and the effects of a planned maintenance turnaround. Intermediates results declined versus the third quarter 2010 primarily due to higher raw material costs.
     Three months ended Dec. 31, 2010 versus three months ended Dec. 31, 2009 — I&D results improved significantly in the fourth quarter 2010 compared to the fourth quarter 2009. PO and PO derivatives EBITDA improved due to higher PO sales volumes and improved margins for most products. Intermediates results were relatively unchanged versus the prior year period.
     Year ended Dec. 31, 2010 versus year ended Dec. 31, 2009 — Excluding a non-cash LCM inventory charge of $8 million in 2010, EBITDA increased $324 million versus 2009. Improved PO and PO derivative volumes and margins, resulting from improved durable goods demand and competitor operating problems, accounted for approximately 80 percent of the improved segment profitability. Increased Intermediates volumes also had significant positive impacts on the results.
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Refining & Oxyfuels (R&O) — The primary products of this segment include gasoline, diesel fuel, heating oil, jet fuel, petrochemical raw materials, methyl tertiary butyl ether (MTBE) and ethyl tertiary butyl ether (ETBE).
Table 6 — R&O Financial Overview (a)

	Three months ended
	Dec. 31,	Sept. 30,	Dec. 31,	Twelve months ended Dec. 31
Millions of U.S. dollars	2010	2010	2009	2010(b)	2009
Operating income (loss)	$144	$83	$(200)	$142	$(357)
EBITDA(R)	212	140	(7)	452	255
EBITDA(R) excluding LCM charges	79	141	NA	452	NA

(a)	For all periods prior to May 1, 2010, operating income and EBITDAR are calculated on a current cost inventory basis. For periods on and after May 1, 2010, operating income and EBITDA are calculated using the LIFO method of inventory accounting. See Table 8.

(b)	Represents the combined predecessor (Jan. 1, 2010 — April 30, 2010) and successor (May 1, 2010 — Dec. 31, 2010) periods for 2010. The predecessor and successor periods are not necessarily comparable in all respects. See Table 8 and endnote (1) of this release.
     Three months ended Dec. 31, 2010 versus three months ended Sept. 30, 2010 — Excluding a non-cash LCM inventory charge of $1 million in the third quarter 2010 and a non-cash LCM reversal of $133 million in the fourth quarter 2010, EBITDA declined $62 million versus the third quarter 2010. Houston refinery financial performance was nearly unchanged versus third quarter 2010. Crude oil volume at the Houston refinery decreased by approximately 28,000 barrels per day (10 percent of nameplate capacity) compared to the third quarter primarily due to unplanned coker unit outages and a supply disruption from a third-party utility provider. Refining margins improved as the average industry benchmark margin increased approximately $2 per barrel during the quarter. At the Berre refinery, industry benchmark margins increased approximately $1 per barrel, while volumes declined as a result of national labor actions in France. Oxyfuels results, as expected, declined compared to the third quarter. Seasonally lower margins accounted for the majority of the approximately $75 million decline.
     Three months ended Dec. 31, 2010 versus three months ended Dec. 31, 2009 — Excluding a $133 million non-cash LCM inventory reversal in the fourth quarter 2010, segment EBITDA increased $86 million versus the fourth quarter 2009. At the Houston refinery, an increase in the industry benchmark margin of approximately $7 per barrel was the primary contributor to the improved results. Berre refinery results were relatively unchanged. Oxyfuels results declined from an atypically strong fourth quarter 2009 due to lower margins.
     Year ended Dec. 31, 2010 versus year ended Dec. 31, 2009 — Segment EBITDA increased $197 million versus 2009. An increase in the industry benchmark margin of approximately $7 per barrel was the primary contributor to an approximately $430 million improvement in performance at the Houston refinery. Berre refinery results were relatively unchanged versus 2009. Oxyfuels results declined approximately $200 million in 2010 from the record year 2009, principally as a result of lower margins.
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Technology Segment — The principal products of the Technology segment include polyolefin catalysts and production process technology licenses and related services.
Table 7 — Technology Financial Overview (a)

	Three months ended
	Dec. 31,	Sept. 30,	Dec. 31,	Twelve months ended Dec. 31
Millions of U.S. dollars	2010	2010	2009	2010(b)	2009
Operating income	$8	$38	$62	$108	$210
EBITDA(R)	44	78	76	212	309
EBITDA(R) excluding LCM charges	44	78	NA	212	NA

(a)	For all periods prior to May 1, 2010, operating income and EBITDAR are calculated on a current cost inventory basis. For periods on and after May 1, 2010, operating income and EBITDA are calculated using the LIFO method of inventory accounting. See Table 8.

(b)	Represents the combined predecessor (Jan. 1, 2010 — April 30, 2010) and successor (May 1, 2010 — Dec. 31, 2010) periods for 2010. The predecessor and successor periods are not necessarily comparable in all respects. See Table 8 and endnote (1) of this release.
     Three months ended Dec. 31, 2010 versus three months ended Sept. 30, 2010 — Results declined due to seasonally lower polyolefin catalyst sales and lower licensing income. Fourth-quarter 2010 results were negatively impacted by a $17 million LIFO inventory adjustment.
     Three months ended Dec. 31, 2010 versus three months ended Dec. 31, 2009 — Results declined due to lower licensing income. Fourth-quarter 2010 results were negatively impacted by a $17 million LIFO inventory adjustment.
     Year ended Dec. 31, 2010 versus year ended Dec. 31, 2009 — Results declined primarily due to lower licensing income which was partially offset by higher catalyst sales.
Liquidity
     Company liquidity, which we define as cash and cash equivalents plus funds available through established lines of credit, less appropriate reserves and letters of credit, was approximately $6.1 billion at Dec. 31, 2010. The $6.1 billion of liquidity consisted of approximately $4.2 billion cash and approximately $1.4 billion of undrawn funds available through the $1.75 billion asset-based loan facility, and approximately $0.5 billion available through the €450 million European securitization facility.
Capital Spending
Capital expenditures, including maintenance turnaround, catalyst, and information technology related expenditures, were $204 million during fourth quarter 2010, and $779 million for the full year 2010. Reduced spending versus original projections was due, in part, to improved capital project execution.
CONFERENCE CALL
     LyondellBasell will host a conference call today, February 18, 2011, at 11:00 a.m. ET. Participating on the call will be: Jim Gallogly, Chief Executive Officer; Kent Potter, Executive Vice President and Chief Financial Officer; Sergey Vasnetsov, Senior Vice President — Strategic Planning and Transactions; and
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Doug Pike, Vice President of Investor Relations. The toll-free dial-in number in the U.S. is 800-369-1176. For international numbers, please go to our website, www.lyondellbasell.com/teleconference, for a complete listing of toll-free numbers by country. The pass code for all numbers is 8764192.
     A replay of the call will be available from 2:00 p.m. ET Feb. 18 to 8:00 a.m. ET on March 18. The dial-in numbers are 888-568-0028 (U.S.) and +1 203-369-3451 (international). The pass code for each is 6323.
     A copy of the slides that accompany the call will be available on our website at http://www.lyondellbasell.com/earnings.
ABOUT LYONDELLBASELL
     LyondellBasell (NYSE: LYB) is one of the world’s largest plastics, chemical and refining companies. The company manufactures products at 58 sites in 18 countries. LyondellBasell products and technologies are used to make items that improve the quality of life for people around the world including packaging, electronics, automotive components, home furnishings, construction materials and biofuels. More information about LyondellBasell can be found at www.lyondellbasell.com.
FORWARD-LOOKING STATEMENTS
     The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil and natural gas; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to achieve expected cost savings and other synergies; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; current and potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and service our substantial debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in our registration statements filed with the Securities and Exchange Commission, which are available at www.lyondellbasell.com/InvestorRelations.
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(1) NON-GAAP MEASURES
     This release makes reference to certain “non-GAAP” financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures provide useful supplemental information to investors regarding the underlying business trends and performance of the company’s ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.
     As a result of the company’s emergence from Chapter 11 bankruptcy and the application of fresh-start accounting, the company reports its financial information for a predecessor period ending on April 30, 2010, the date of emergence from bankruptcy, and a successor period after such date in accordance with GAAP. For purposes of this press release, we have presented “combined” results of operations for the twelve months ended Dec. 31, 2010. For the twelve months ended Dec. 31, 2010, the combined results are the sum of (i) the first four months of 2010, representing the predecessor and (ii) the eight months ended December 31, 2010, representing the successor period. The results of operations on the combined basis are non-GAAP because they combine two separate reporting entities. We have included the combined financial information because we believe it gives investors a better understanding of the year-over-year comparisons.
     We also include certain other non-GAAP measures, such as EBITDAR and EBITDA. While we believe that EBITDAR and EBITDA are measures commonly used by investors, EBITDAR and EBITDA, as presented herein, may not be comparable to a similarly titled measure reported by other companies due to differences in the way the measure is calculated. For purposes of this release, EBITDAR means earnings before interest, taxes, depreciation, amortization and restructuring costs, as adjusted for certain unusual and non-recurring items such as impairment charges, reorganization items, the effect of mark-to-market accounting on our warrants and current cost inventory adjustments. EBITDA means earnings before interest, taxes, depreciation and amortization, as adjusted for the same items, to the extent applicable in the successor periods. EBITDAR and EBITDA both also include dividends from joint ventures. EBITDAR and EBITDA should not be considered as alternatives to profit or operating profit for any period as an indicator of our performance, or as alternatives to operating cash flows as a measure of our liquidity. Additionally, this release contains EBITDA(R), which represents a combined predecessor and successor period when the predecessor period is adjusted for restructuring costs, therefore representing EBITDAR, and the successor period is not adjusted, because there were no restructuring costs, or any such costs are included in net income.
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     Reconciliations of non-GAAP financial measures to their nearest comparable GAAP financial measures are provided in the financial tables at the end of this release.
     The primary impacts on the Company’s financial results after the reorganization under Chapter 11 and the application of fresh-start accounting, which make comparisons of the predecessor and successor periods difficult, include (i) significant changes to our inventory valuations; (ii) lower depreciation and amortization expense; and (iii) lower interest expense. In connection with the application of fresh-start accounting, we were required to write our inventory up to fair market value, which was significant given the high crude oil prices at April 30, 2010. However, in the fourth quarter 2010, prices rose to levels close to those at April 30, 2010, and it became necessary to reverse significant portions of the LCM charges taken in the second and third quarters. The lower depreciation and amortization expenses in the successor period are the result of the revaluation of assets in connection with fresh-start accounting. Lower interest expense is the result of the substantial changes to the balance sheet as a result of the reorganization.
     Prior to emergence from Chapter 11, we utilized a combination of First-In, First-Out and Last-In, First-Out inventory methods for financial reporting. For purposes of evaluating segment results, management reviewed operating results using current cost, which approximates LIFO. As supplementary information, and for our segment reporting, we provide EBITDAR information on a current cost basis for periods prior to our emergence from Chapter 11. Since emergence from Chapter 11, we have utilized the LIFO inventory methodology and EBITDA information for periods after our emergence is on a LIFO basis. The combined financial results and measures that are disclosed in this press release, including EBITDAR and EBITDA, therefore use both current cost and LIFO methodologies.
     This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change. LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.
###
Source: LyondellBasell
Media Contact: David Harpole (713) 309-4125
Investor Contact: Doug Pike (713) 309-4590
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Table 8 — Reconciliation of Segment Information to Consolidated Financial Information

						Predecessor		Successor	Combined	Successor		Predecessor	Successor	Combined
	Predecessor					2010
	2009						April 1 -	May 1 -				January 1 -	May 1 -
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	YTD	Q1	April 30	June 30	Q2	Q3	Q4	April 30	December 31	YTD

Sales and other operating revenues: (a)

Olefins & Polyolefins — Americas	$1,578	$2,037	$2,404	$2,595	$8,614	$3,020	$1,163	$2,004	$3,167	$3,247	$3,155	$4,183	$8,406	$12,589
Olefins & Polyolefins — Europe, Asia, International	1,719	2,170	2,651	2,861	9,401	3,119	1,066	2,140	3,206	3,247	3,342	4,105	8,729	12,834
Intermediates & Derivatives	761	810	1,051	1,156	3,778	1,316	504	940	1,444	1,453	1,361	1,820	3,754	5,574
Refining & Oxyfuels	2,265	3,167	3,506	3,140	12,078	3,415	1,333	2,403	3,736	3,867	4,051	4,748	10,321	15,069
Technology	116	150	135	142	543	110	35	75	110	157	133	145	365	510
Other/elims	(539)	(835)	(1,135)	(1,077)	(3,586)	(1,225)	(389)	(790)	(1,179)	(1,669)	(1,432)	(1,534)	(3,891)	(5,425)

Total	$5,900	$7,499	$8,612	$8,817	$30,828	$9,755	$3,712	$6,772	$10,484	$10,302	$10,610	$13,467	$27,684	$41,151

Operating income (loss): (a)
Olefins & Polyolefins — Americas	$(101)	$69	$132	$69	$169	$145	$175	$149	$324	$448	$446	$320	$1,043	$1,363
Olefins & Polyolefins — Europe, Asia, International	(74)	2	118	(44)	2	71	44	114	158	231	66	115	411	526
Intermediates & Derivatives	78	41	72	59	250	123	34	109	143	207	196	157	512	669
Refining & Oxyfuels	(44)	(80)	(33)	(200)	(357)	(128)	29	14	43	83	144	(99)	241	142
Technology	50	67	31	62	210	31	8	23	31	38	8	39	69	108
Other	(9)	(28)	12	39	14	(59)	18	13	31	(19)	(16)	(41)	(22)	(63)
Current cost adjustment	(41)	18	88	(36)	29	184	15	—	15	—	—	199	—	199

Total	$(141)	$89	$420	$(51)	$317	$367	$323	$422	$745	$988	$844	$690	$2,254	$2,944

Depreciation and amortization:
Olefins & Polyolefins — Americas	$121	$138	$135	$120	$514	$119	$41	$51	$92	$42	$58	$160	$151	$311
Olefins & Polyolefins — Europe, Asia, International	70	98	62	86	316	81	26	33	59	60	53	107	146	253
Intermediates & Derivatives	69	68	69	70	276	69	22	23	45	30	28	91	81	172
Refining & Oxyfuels	137	142	139	139	557	135	45	9	54	55	43	180	107	287
Technology	16	31	35	18	100	17	6	6	12	40	32	23	78	101
Other	3	2	3	3	11	3	1	7	8	(5)	(7)	4	(5)	(1)

Total	$416	$479	$443	$436	$1,774	$424	$141	$129	$270	$222	$207	$565	$558	$1,123

EBITDA(R): (a) (b)
Olefins & Polyolefins — Americas	$20	$207	$272	$244	$743	$274	$216	$198	$414	$492	$505	$490	$1,195	$1,685
Olefins & Polyolefins — Europe, Asia, International	(5)	109	186	51	341	152	78	174	252	289	125	230	588	818
Intermediates & Derivatives	148	110	143	134	535	196	56	128	184	243	228	252	599	851
Refining & Oxyfuels	93	62	107	(7)	255	3	76	21	97	140	212	79	373	452
Technology	66	101	66	76	309	47	14	29	43	78	44	61	151	212
Other	68	(52)	9	28	53	(32)	8	72	80	(44)	(29)	(24)	(1)	(25)

Total EBITDAR	390	537	783	526	2,236	640	448	622	1,070	1,198	1,085	1,088	2,905	3,993

2010 LCM inventory valuation adjustments	—	—	—	—	—	—	—	333	333	32	(323)	—	42	42

Total excluding 2010 LCM inventory valuation adjustments	$390	$537	$783	$526	$2,236	$640	$448	$955	$1,403	$1,230	$762	$1,088	$2,947	$4,035

Capital, turnarounds and IT deferred spending:
Olefins & Polyolefins — Americas	$39	$31	$31	$68	$169	$69	$20	$50	$70	$40	$56	$89	$146	$235
Olefins & Polyolefins — Europe, Asia, International	117	104	54	133	408	59	43	31	74	32	43	102	106	208
Intermediates & Derivatives	5	5	9	24	43	7	5	5	10	39	32	12	76	88
Refining & Oxyfuels	44	35	38	78	195	64	15	22	37	34	52	79	108	187
Technology	10	6	10	6	32	10	2	3	5	7	9	12	19	31
Other	2	3	2	1	8	4	3	5	8	6	12	7	23	30

Total	217	184	144	310	855	213	88	116	204	158	204	301	478	779
Deferred charges included above	(20)	(11)	(16)	(29)	(76)	(74)	(1)	(3)	(4)	(5)	(4)	(75)	(12)	(87)

Capital expenditures(c)	$197	$173	$128	$281	$779	$139	$87	$113	$200	$153	$200	$226	$466	$692

(a)	For periods prior to May 1, 2010, Predecessor segment operating income and EBITDAR were determined on a current cost basis. For periods following May 1, 2010, Successor operating income and EBITDA were determined using the LIFO method of inventory accounting.

(b)	See Table 9 for a reconciliation of total EBITDAR, excluding LCM inventory valuation adjustments, to net income.

(c)	Deferred IT spending is excluded from capital expenditures for all periods presented. Turnarounds, which are classified as property, plant and equipment from May 1, 2010, were excluded from capital expenditures for periods prior to May 1, 2010.

Table 9 — Reconciliation of EBITDAR to Net Income

						Predecessor		Successor	Combined	Successor		Predecessor	Successor	Combined
	Predecessor					2010
	2009						April 1 -	May 1 -				January 1 -	May 1 -
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	YTD	Q1	April 30	June 30	Q2	Q3	Q4	April 30	December 31	YTD

Segment EBITDAR: (a)
Olefins and Polyolefins — Americas	$20	$207	$272	$244	$743	$274	$216	$198	$414	$492	$505	$490	$1,195	$1,685
Olefins and Polyolefins — Europe, Asia, International	(5)	109	186	51	341	152	78	174	252	289	125	230	588	818
Intermediates and Derivatives	148	110	143	134	535	196	56	128	184	243	228	252	599	851
Refining and Oxyfuels	93	62	107	(7)	255	3	76	21	97	140	212	79	373	452
Technology	66	101	66	76	309	47	14	29	43	78	44	61	151	212
Other	68	(52)	9	28	53	(32)	8	72	80	(44)	(29)	(24)	(1)	(25)

Total EBITDAR	390	537	783	526	2,236	640	448	622	1,070	1,198	1,085	1,088	2,905	3,993
2010 LCM inventory valuation adjustments	—	—	—	—	—	—	—	333	333	32	(323)	—	42	42

Total EBITDAR excluding 2010 LCM inventory valuation adjustments	390	537	783	526	2,236	640	448	955	1,403	1,230	762	1,088	2,947	4,035

Add:
Income (loss) from equity investment	(20)	22	(168)	(15)	(181)	55	29	27	56	29	30	84	86	170
Unrealized foreign exchange (loss) gain	15	98	141	(61)	193	(202)	(62)	(14)	(76)	(7)	(1)	(264)	(22)	(286)
Gain on sale of Flavors and Fragrances business	—	—	—	—	—	—	—	—	—	—	64	—	64	64
Deduct:
2010 LCM inventory valuation adjustments	—	—	—	—	—	—	—	(333)	(333)	(32)	323	—	(42)	(42)
Depreciation and amortization	(416)	(479)	(443)	(436)	(1,774)	(424)	(141)	(129)	(270)	(222)	(207)	(565)	(558)	(1,123)
Impairment charge	—	(5)	—	(12)	(17)	(3)	(6)	—	(6)	—	(28)	(9)	(28)	(37)
Reorganization items	(948)	(124)	(928)	(961)	(2,961)	207	7,803	(8)	7,795	(13)	(2)	8,010	(23)	7,987
Interest expense, net	(425)	(498)	(441)	(413)	(1,777)	(409)	(299)	(120)	(419)	(186)	(222)	(708)	(528)	(1,236)
Joint venture dividends received	(2)	(7)	(12)	(5)	(26)	(13)	(5)	(28)	(33)	—	(6)	(18)	(34)	(52)
(Provision for) benefit from income taxes	432	87	332	560	1,411	(12)	705	(28)	677	(254)	220	693	(62)	631
Fair value change in warrants	—	—	—	—	—	—	—	17	17	(76)	(55)	—	(114)	(114)
Current cost adjustment to inventory	(41)	18	88	(36)	29	184	15	—	15	—	—	199	—	199
Other	(2)	(2)	(3)	3	(4)	(15)	9	8	17	(2)	(4)	(6)	2	(4)

LyondellBasell Industries net income (loss)	(1,017)	(353)	(651)	(850)	(2,871)	8	8,496	347	8,843	467	874	8,504	1,688	10,192
Less: Net (income) loss attributable to non-controlling interests	1	2	1	2	6	2	58	(5)	53	7	5	60	7	67

	$(1,016)	$(351)	$(650)	$(848)	$(2,865)	$10	$8,554	$342	$8,896	$474	$879	$8,564	$1,695	$10,259

(a)	For periods prior to May 1, 2010, Predecessor segment operating income and EBITDAR were determined on a current cost basis. For periods following May 1, 2010, Successor operating income and EBITDA were determined using the LIFO method of inventory accounting.

Table 10 — Selected Segment Operating Information

	2009					2010
	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD
Olefins and Polyolefins — Americas
Volumes (million pounds)
Ethylene produced	1,988	2,094	2,037	2,010	8,129	2,019	1,998	2,184	2,152	8,353
Propylene produced	676	731	799	706	2,912	755	777	790	695	3,017
Polyethylene sold	1,144	1,391	1,467	1,470	5,472	1,330	1,320	1,472	1,347	5,469
Polypropylene sold	541	656	606	613	2,416	615	670	675	611	2,571
Benchmark Market Prices
West Texas Intermediate crude oil (USD per barrel)	43.31	59.79	68.24	76.13	62.09	78.88	78.05	76.09	85.24	79.58
Natural gas (USD per million BTUs)	4.22	3.44	3.32	4.16	3.78	5.36	4.04	4.35	4.17	4.48
U.S. weighted average cost of ethylene production (cents/pound)	23.8	24.6	23.8	32.6	26.2	34.3	26.7	25.2	33.8	30.0
U.S. ethylene (cents/pound)	31.5	31.5	32.3	40.5	33.9	52.3	45.6	38.3	47.3	82.2
U.S. polyethylene [high density] (cents/pound)	59.7	65.0	69.3	72.0	66.5	83.3	84.0	77.7	83.7	45.9
U.S. propylene (cents/pound)	24.8	32.0	46.2	48.7	37.9	61.5	63.3	56.2	57.3	59.6
U.S. polypropylene [homopolymer] (cents/pound)	51.5	58.5	72.7	75.0	64.4	87.8	89.8	82.7	83.8	59.6

Olefins and Polyolefins — Europe, Asia, International
Volumes (million pounds)
Ethylene produced	785	926	924	868	3,503	861	842	994	913	3,610
Propylene produced	467	567	586	529	2,149	509	540	624	560	2,233
Polyethylene sold	1,110	1,203	1,198	1,304	4,815	1,239	1,230	1,316	1,275	5,060
Polypropylene sold	1,526	1,670	1,429	1,531	6,156	1,538	1,762	1,891	1,832	7,023
Benchmark Market Prices
Western Europe weighted average cost of ethylene production (€0.01 per pound)	22.1	23.3	22.8	27.0	23.8	28.7	27.3	26.5	35.7	29.5
Western Europe ethylene (€0.01 per pound)	27.0	31.2	37.0	38.3	33.4	41.6	43.7	43.1	44.3	52.5
Western Europe polyethylene [high density] (€0.01 per pound)	37.5	39.9	47.2	47.0	42.9	51.4	53.8	52.4	52.5	43.2
Western Europe propylene (€0.01 per pound)	20.9	23.9	32.0	33.9	27.7	38.9	45.1	43.1	42.6	57.7
Western Europe polypropylene [homopolymer] (€0.01 per pound)	34.3	35.8	44.0	45.2	39.9	51.3	60.3	60.3	58.9	42.4

Intermediates and Derivatives
Volumes (million pounds)
Propylene oxide and derivatives	681	576	737	701	2,695	869	781	872	860	3,382
Ethylene oxide and derivatives	224	275	299	265	1,063	265	250	206	251	972
Styrene monomer	394	514	666	717	2,291	589	780	827	685	2,881
Acetyls	290	464	495	433	1,682	379	439	405	484	1,707
TBA Intermediates	290	274	386	431	1,381	472	470	454	425	1,821

Refining and Oxyfuels
Volumes
Houston Refining crude processing rate (thousands of barrels per day)	269	231	262	212	244	263	189	261	233	236
Berre Refinery crude processing rate (thousands of barrels per day)	86	93	84	81	86	73	99	99	80	88
MTBE/ETBE sales volumes (million gallons)	205	220	243	163	831	189	236	248	218	891
Benchmark Market Margins
WTI - 2-1-1 (USD per barrel)	9.64	7.39	6.25	4.65	6.98	6.85	10.45	7.67	8.97	8.48
WTI — Maya (USD per barrel)	4.46	4.58	5.03	6.65	5.18	8.94	9.73	8.51	9.41	9.15
Urals 4-1-2-1 (USD per barrel)	6.96	5.69	5.10	4.52	5.57	5.91	7.30	5.95	6.64	6.45
MTBE — Northwest Europe (cents per gallon)	38.4	94.4	69.0	69.6	68.0	48.2	56.0	44.2	18.4	41.7
Source: CMAI, Bloomberg, LyondellBasell Industries

Table 11 — Unaudited Income Statement Information

						Predecessor		Successor	Combined	Successor		Predecessor	Successor	Combined
	Predecessor					2010
	2009						April 1 -	May 1 -				January 1 -	May 1 -
(Millions of U.S. dollars, except per share data)	Q1	Q2	Q3	Q4	YTD	Q1	April 30	June 30	Q2	Q3	Q4	April 30	December 31	YTD

Sales and other operating revenues	$5,900	$7,499	$8,612	$8,817	$30,828	$9,755	$3,712	$6,772	$10,484	$10,302	$10,610	$13,467	$27,684	$41,151
Cost of sales	5,792	7,158	7,956	8,610	29,516	9,130	3,284	6,198	9,482	9,075	9,494	12,414	24,767	37,181
Selling, general and administrative expenses	207	227	199	217	850	217	91	129	220	204	231	308	564	872
Research and development expenses	42	25	38	40	145	41	14	23	37	35	41	55	99	154

Operating income (loss)	(141)	89	419	(50)	317	367	323	422	745	988	844	690	2,254	2,944
Income (loss) from equity investments	(20)	22	(168)	(15)	(181)	55	29	27	56	29	30	84	86	170
Interest expense, net	(425)	(498)	(441)	(413)	(1,777)	(409)	(299)	(120)	(419)	(186)	(222)	(708)	(528)	(1,236)
Other income (expense), net	89	69	136	25	319	(200)	(63)	54	(9)	(97)	(60)	(263)	(103)	(366)

Income (loss) before income taxes and reorganization items	(497)	(318)	(54)	(453)	(1,322)	(187)	(10)	383	373	734	592	(197)	1,709	1,512
Reorganization Items	(948)	(124)	(928)	(961)	(2,961)	207	7,803	(8)	7,795	(13)	(2)	8,010	(23)	7,987

Income (loss) before income taxes	(1,445)	(442)	(982)	(1,414)	(4,283)	20	7,793	375	8,168	721	590	7,813	1,686	9,499
Provision for (benefit from) income taxes	(432)	(87)	(332)	(560)	(1,411)	12	(705)	28	(677)	254	(220)	(693)	62	(631)

Income (loss) from continuing operations	(1,013)	(355)	(650)	(854)	(2,872)	8	8,498	347	8,845	467	810	8,506	1,624	10,130
Income (loss) from discontinued operations, net of tax	(4)	2	(1)	4	1	—	(2)	—	(2)	—	64	(2)	64	62

Net Income (loss)	(1,017)	(353)	(651)	(850)	(2,871)	8	8,496	347	8,843	467	874	8,504	1,688	10,192
Less: Net (income) loss attributable to non-controlling interests	1	2	1	2	6	2	58	(5)	53	7	5	60	7	67

Net income (loss) attributable to the Company	$(1,016)	$(351)	$(650)	$(848)	$(2,865)	$10	$8,554	$342	$8,896	$474	$879	$8,564	$1,695	$10,259

Table 12 — Unaudited Cash Flow Information

						Predecessor		Successor	Combined	Successor		Predecessor	Successor	Combined
	Predecessor					2010
	2009						April 1 -	May 1 -				January 1 -	May 1 -
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	YTD	Q1	April 30	June 30	Q2	Q3	Q4	April 30	December 31	YTD

Cash flows from operating activities:
Net income (loss)	$(1,017)	$(353)	$(651)	$(850)	$(2,871)	$8	$8,496	$347	$8,843	$467	$874	$8,504	$1,688	$10,192
Adjustments:
Depreciation and amortization	416	479	443	436	1,774	424	141	129	270	222	207	565	558	1,123
Asset impairments	—	—	—	17	17	3	6	—	6	—	28	9	28	37
Amortization of debt-related costs	98	144	136	128	506	106	201	5	206	10	8	307	23	330
Charge related to payment of debt	—	—	—	—	—	—	—	—	—	—	26	—	26	26
Inventory valuation adjustment	55	34	20	18	127	—	—	333	333	32	(323)	—	42	42
Equity investments -
Equity (income) loss	20	(22)	168	15	181	(55)	(29)	(27)	(56)	(29)	(30)	(84)	(86)	(170)
Distributions of earnings	2	7	12	5	26	13	5	28	33	—	6	18	34	52
Deferred income taxes	(434)	(122)	(338)	(505)	(1,399)	(15)	(595)	(3)	(598)	188	(274)	(610)	(89)	(699)
Reorganization-related payments, net	(22)	(68)	(93)	(157)	(340)	(87)	(60)	(92)	(152)	(45)	(5)	(147)	(142)	(289)
Reorganization and fresh-start accounting adjustments, net	948	124	928	961	2,961	(207)	(7,803)	8	(7,795)	13	2	(8,010)	23	(7,987)
Payment of Claims under Plan of Reorganization	—	—	—	—	—	—	(260)	(183)	(443)	(14)	(10)	(260)	(207)	(467)
(Gain) loss on sale of assets	8	—	—	—	8	—	4	—	4	—	(65)	4	(65)	(61)
Unrealized foreign currency exchange gains	(15)	(98)	(141)	61	(193)	202	62	14	76	7	1	264	22	286
Changes in assets and liabilities:
Accounts receivable	332	(470)	(79)	88	(129)	(480)	(170)	139	(31)	(105)	6	(650)	40	(610)
Inventories	310	140	(211)	(279)	(40)	(384)	16	56	72	75	(90)	(368)	41	(327)
Accounts payable	(213)	193	(102)	221	99	122	127	226	353	(59)	177	249	344	593
Repayment of accounts receivable securitization facility	(503)	—	—	—	(503)	—	—	—	—	—	—	—	—	—
Prepaid expenses and other current assets	(107)	(189)	54	(87)	(329)	158	(111)	(8)	(119)	158	(102)	47	48	95
Other, net	(449)	(90)	17	(160)	(682)	(181)	(593)	132	(461)	205	292	(774)	629	(145)

Net cash provided by (used in) operating activities	(571)	(291)	163	(88)	(787)	(373)	(563)	1,104	541	1,125	728	(936)	2,957	2,021

Cash flows from investing activities:
Expenditures for property, plant and equipment	(197)	(173)	(128)	(281)	(779)	(139)	(87)	(113)	(200)	(153)	(200)	(226)	(466)	(692)
Proceeds from insurance claims	16	56	—	48	120	—	—	—	—	—	—	—	—	—
Proceeds from sale of assets	—	—	—	—	—	—	—		—	—	154	—	154	154
Other	8	28	(16)	28	48	12	1	4	5	(4)	—	13	—	13

Net cash used in investing activities	(173)	(89)	(144)	(205)	(611)	(127)	(86)	(109)	(195)	(157)	(46)	(213)	(312)	(525)

Cash flows from financing activities:
Issuance of Class B common stock	—	—	—	—	—	—	2,800	—	2,800	—	—	2,800	—	2,800
Net borrowings (repayments) under debtor-in-possession facilities and notes	2,048	270	(145)	138	2,311	522	(3,017)	—	(3,017)	—	—	(2,495)	—	(2,495)
Net repayments under pre-petition revolving credit facilities	(766)	—	—	—	(766)	—	—	—	—	—	—	—	—	—
Net borrowings (repayments) under revolving credit facilities and other short-term debts	(539)	154	25	98	(262)	(4)	36	130	166	(79)	(465)	32	(414)	(382)
Net borrowings (repayments) under long-term debt	(49)	(5)	(9)	(5)	(68)	(9)	3,242	—	3,242	—	(778)	3,233	(778)	2,455
Payments of debt and equity issuance costs	(93)	—	—	—	(93)	(13)	(240)	(2)	(242)	—	—	(253)	(2)	(255)
Other	—	—	(25)	4	(21)	(6)	4	5	9	(9)	4	(2)	—	(2)

Net cash provided by (used in) financing activities	601	419	(154)	235	1,101	490	2,825	133	2,958	(88)	(1,239)	3,315	(1,194)	2,121

Effect of exchange rate changes on cash	(25)	17	8	(3)	(3)	(11)	(2)	(86)	(88)	199	(53)	(13)	60	47

Increase (decrease) in cash and cash equivalents	(168)	56	(127)	(61)	(300)	(21)	2,174	1,042	3,216	1,079	(610)	2,153	1,511	3,664
Cash and cash equivalents at beginning of period	858	690	746	619	858	558	537	2,711	537	3,753	4,832	558	2,711	558

Cash and cash equivalents at end of period	$690	$746	$619	$558	$558	$537	$2,711	$3,753	$3,753	$4,832	$4,222	$2,711	$4,222	$4,222

Table 13 — Unaudited Balance Sheet Information

	Predecessor				Predecessor	Successor
	2009				March 31,	June 30,	September 30,	December 31,
(Millions of U.S. dollars)	March 31	June 30	September 30	December 31	2010	2010	2010	2010
Cash and cash equivalents	$690	$746	$619	$558	$537	$3,753	$4,832	$4,222
Short-term investments	22	18	21	11	2	—	—	—
Accounts receivable, net	2,710	3,273	3,374	3,287	3,642	3,533	3,800	3,834
Inventories	2,872	2,755	2,984	3,277	3,590	4,372	4,412	4,824
Prepaid expenses and other current assets	921	1,284	979	1,133	946	1,029	899	1,000

Total current assets	7,215	8,076	7,977	8,266	8,717	12,687	13,943	13,880
Property, plant and equipment, net	15,372	15,351	15,299	15,152	14,687	6,839	7,216	7,190
Investments and long-term receivables:
Investment in PO joint ventures	942	934	943	922	880	434	447	437
Equity investments	1,093	1,148	1,014	1,085	1,125	1,507	1,582	1,500
Other investments and long-term receivables	84	85	90	112	90	77	54	67
Goodwill	—	—	—	—	—	1,061	1,105	895
Intangible assets, net	2,380	2,257	1,959	1,861	1,748	1,427	1,411	1,360
Other assets, net	344	324	361	363	338	257	272	273

Total assets	$27,430	$28,175	$27,643	$27,761	$27,585	$24,289	$26,030	$25,602

Current maturities of long-term debt	$10,483	$9,207	$501	$497	$487	$8	$8	$4
Short-term debt	5,613	5,995	5,912	6,182	6,675	557	518	42
Accounts payable	1,683	2,264	1,780	2,128	2,213	2,526	2,562	2,761
Accrued liabilities	1,488	1,388	1,387	1,390	1,220	1,199	1,513	1,705
Deferred income taxes	235	269	240	170	163	444	446	244

Total current liabilities	19,502	19,123	9,820	10,367	10,758	4,734	5,047	4,756
Long-term debt	304	302	307	305	304	6,745	6,799	6,036
Other liabilities	1,517	1,406	1,433	1,361	1,317	2,013	2,086	2,183
Deferred income taxes	2,745	2,706	2,472	2,081	2,012	867	1,155	923
Liabilities subject to compromise	10,466	12,019	21,636	22,494	22,058	—	—	—
Stockholders’ equity (deficit)	(7,221)	(7,502)	(8,149)	(8,976)	(8,975)	9,868	10,882	11,643
Non-controlling interests	117	121	124	129	111	62	61	61

Total liabilities and stockholders’ equity (deficit)	$27,430	$28,175	$27,643	$27,761	$27,585	$24,289	$26,030	$25,602